Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-149031

October 20, 2010

UNITEDHEALTH GROUP INCORPORATED

$450,000,000

3.875% NOTES DUE OCTOBER 15, 2020

FINAL TERM SHEET

Dated October 20, 2010

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered (No. 333-149031)
Trade Date:	October 20, 2010
Settlement Date (T+ 3):	October 25, 2010
Maturity Date:	October 15, 2020
Principal Amount Offered:	$450,000,000
Price to Public (Issue Price):	99.665%
Interest Rate:	3.875%
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2011
Benchmark:	2.625% due 08/15/20
Benchmark Yield:	2.466%
Spread to Benchmark:	145 basis points
Re-offer Yield:	3.916%
Optional Redemption Provisions:	Prior to July 15, 2020, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after July 15, 2020.
Change of Control:	If a change of control triggering event occurs, the Issuer will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.
CUSIP:	91324P BM3
ISIN:	US91324PBM32
Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Co-Managers:	Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free), Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities LLC at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-149031

October 20, 2010

UNITEDHEALTH GROUP INCORPORATED

$300,000,000

5.700% NOTES DUE OCTOBER 15, 2040

FINAL TERM SHEET

Dated October 20, 2010

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered (No. 333-149031)
Trade Date:	October 20, 2010
Settlement Date (T+3):	October 25, 2010
Maturity Date:	October 15, 2040
Principal Amount Offered:	$300,000,000
Price to Public (Issue Price):	99.362%
Interest Rate:	5.700%
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2011
Benchmark:	4.375% due 05/15/40
Benchmark Yield:	3.895%
Spread to Benchmark:	185 basis points
Re-offer Yield:	5.745%
Optional Redemption Provisions:	Prior to April 15, 2040, make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points; par call on and after April 15, 2040.
Change of Control:	If a change of control triggering event occurs, the Issuer will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.
CUSIP:	91324P BN1
ISIN:	US91324PBN15
Joint Book-Runners:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:	Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free), Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities LLC at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.